WILMOT, Wis., Jan 22/PRNewswire/ -- Gander Mountain,
Inc. (Nasdaq: GNDR), today reported it has filed a ballot report with the U.S. Bankruptcy Court in Milwaukee which shows that its shareholders and creditors gave overwhelming support to the company's plan of reorganization. The court will be asked to give final approval to the Plan on Thursday.
Approximately 99% of the creditors voted to approve the Plan. Approximately 89% of the common shares voting voted to approve the Plan. All of the preferred shares voting voted to approve the Plan. This vote is sufficient to satisfy the requirements of the Bankruptcy Code. The Court must now determine on Thursday whether the Plan meets the other requirements of the Bankruptcy Code.

"We are pleased to have received such a strongly favorable response to our reorganization plan and look forward to completing this difficult and protracted process," said Ralph Freitag, the Company's Chief
Executive Officer.

Under the terms of the Joint Plan, the company's twelve retail stores and substantially all related assets of the business will be transferred to Holiday Companies which will pay a purchase price equal to all secured debt, administrative expenses of the bankruptcy
(including post-petition liabilities), priority claims, reasonable post-confirmation expenses, plus
$19,500,000. $18.5 million will be distributed among unsecured creditors, $500,000 paid pro rata to Gander
Mountain preferred shareholders, and $500,000 paid pro rata to holders of Gander Mountain common stock.
Unsecured claims of $1,000 or less, and claims that creditors reduce voluntarily to $1,000, will receive a one-time payment of 80% of their claims out of the funds available to unsecured creditors. After this payment, the balance will be distributed pro rata to other unsecured creditors with allowed claims. Amounts payable to unsecured creditors and shareholders will be deposited into a Trust which will be administered by a Trustee to be appointed pursuant to the Plan who will make distributions.

Holiday Companies is a privately-held Bloomington, Minnesota based retailer and wholesaler of outdoor and other sporting goods as well as gasoline and food products. With the acquisition of the twelve Gander
Mountain stores, Holiday's outdoor sporting goods group will consist of twenty-six retail stores in four states. In July, 1996, Holiday acquired five stores from Gander Mountain which included three stores in Minnesota (Duluth, Maple Grove and St. Cloud) and two stores in Wisconsin (Eau Claire and LaCrosse). Holiday will continue to operate these stores under the Gander
Mountain name.

Gander Mountain, Inc. is a customer-oriented specialty merchandiser serving the outdoor recreation market.
The company is recognized as a leader in providing functional outerwear, footwear and equipment for the hunting, fishing and camping enthusiast.

SOURCE Gander Mountain, Inc.
CO:  Gander Mountain, Inc.
ST:  Wisconsin
IN:  REA
SU:  TNM